                                                        EXHIBIT 4


                     SOUTHERN UNION COMPANY

                  EMPLOYEE STOCK BONUS PROGRAM


Glossary
--------

Set forth below are definitions of certain terms used herein:

"Bonus Shares": all whole and fractional shares of Common Stock that are subject to the terms of the Program.

"Common Stock": the common stock, par value $1.00 per share, of the Company.

"Company":  Southern Union Company.

"Eligible Employee": means any employee of the Company or its divisions and subsidiaries, unless ineligible pursuant to the terms of any applicable collective bargaining agreement.

"NYSE":  the New York Stock Exchange.

"Program":  the Company's Employee Stock Bonus Program.

"Program Account": an account established by the Program Broker that contains a Recipient's Bonus Shares.

"Program Broker": the agent who purchases Bonus Shares on behalf of Recipients. The Program Broker is also responsible for main-taining Program Account records, providing Program statements to each Recipient and performing other duties related to the Pro-gram.

"Recipient": an Eligible Employee who receives Bonus Shares pursuant to the Program.

"SEC":  the Securities and Exchange Commission.

Purpose
-------

The Program is established as a employer-discretionary bonus program through which the Company will fund open-market Common Stock purchases for the benefit of certain employees whose con-tributions and performance the Company, in its sole discretion, wishes to recognize. The Program is also designed to help encourage and motivate Recipients to contribute to the overall success of the Company by having them become owners, or increase their ownership, of Company Common Stock, without having to pay any brokerage commission or service charge in connection with the receipt of an award.

Eligibility and Participation
-----------------------------

All employees of the Company, unless ineligible pursuant to the terms of any applicable collective bargaining agreement ("Eligible Employees"), are eligible to receive an award of Bonus Shares under the Program. Stockholders who reside in jurisdic-tions in which it is unlawful for the Company to permit their participation are not eligible to participate in the Program. Being an Eligible Employee does not guarantee that an employee will receive an award and there is no guarantee that a Recipient will receive future awards of Bonus Shares.

The Company may award Bonus Shares, in its sole discretion, to Eligible Employees pursuant to methods and criteria for awarding cash bonuses generally.

Eligible Employees who receive an award of Bonus Shares will be provided written notification of such award at the time it is made, along with a copy of the Program Prospectus.

Enrollment
----------

Eligible Employees who receive an award of Bonus Shares will be automatically enrolled in the Program by the Company. In con-nection with such enrollment, the Company will instruct the Program Broker to purchase on the Recipient's behalf shares of Common Stock with funds provided by the Company and place such shares, including any fractional shares, in a separate Program Account.

Purchases of Bonus Shares
-------------------------

The Program Broker will purchase Bonus Shares from the public through the facilities of the NYSE or the over-the-counter market at then-current market prices.

Costs and Expenses
------------------

All commissions, administrative fees and other expenses relating to the purchase by the Program Broker of Bonus Shares under the Program at the direction of the Company will be paid by the Company.

Recipients will be responsible for income tax and Federal Insur-ance Contributions Act (Social Security) tax liabilities incurred as a result of receiving an award of Bonus Shares under the Program. As part of any award, however, the Company will pay, on the Recipient's behalf, the amounts required to be withheld at the time of the award for income tax and Federal Income Contribu-tions Act taxes (Social Security and Medicare).

Recipients will also be responsible for all taxes (including transfer taxes) and brokerage commissions and other fees resulting from any sale or transfer of Bonus Shares.

Program Accounts
----------------

As part of the enrollment process, the Program Broker will establish for each Recipient a separate Program Account containing each Recipient's Bonus Shares. A Recipient's Program Account will remain open until, at the request of the Recipient, either certificates are issued to the Recipient representing all the Recipient's Bonus Shares (and cash for fractional shares) or all Bonus Shares are sold.

Recipients own their Bonus Shares at all times and do not risk forfeiting Bonus Shares for any reason.

Voting Rights
-------------

Recipients will receive proxy materials for each meeting of the Company's stockholders that will enable them to vote their Bonus Shares. If a Recipient so desires, he or she may vote his or her shares, including all Bonus Shares held in his or her Program Account, in person at the stockholders' meeting by timely requesting and obtaining a proxy card from the Program Broker.

Program Statements
------------------

Each Recipient will receive a Program Statement each quarter, dated on or about each March 31, June 30, September 30 and December 31. Each Program Statement will set forth, with respect to the Recipient's Program Account during the quarter: (i) the number of shares of Bonus Shares purchased for a Recipient's Program Account; (ii) Bonus Shares sold at the direction of the Recipient; (iii) the number of Bonus Shares held in the Program Account; and (iv) changes to the number of Bonus Shares. Forms 1099-B, to the extent required, will be delivered to a Recipient during the January following any year in which such Recipient sold Bonus Shares under the Program.

Sale of Bonus Shares
--------------------

Recipients may instruct the Program Broker to sell any or all of their Bonus Shares by contacting the Program Broker.

The sale by a Recipient of any or all of his or her Bonus Shares held in a Program Account will have no effect on such Recipient's eligibility to receive future awards of Bonus Shares under the Program.

Certificates for Shares
-----------------------

Recipients may obtain certificates representing some or all whole
Bonus Shares by contacting the Program Broker. Recipients will be responsible for any fees related to such certification.

Program Amendments, Termination and Withdrawals
-----------------------------------------------

In its sole discretion, the Company may amend, suspend or termi-nate the Program at any time, in whole or part, or with respect to Recipients in one or more jurisdictions, or to eliminate practices which are not consistent with the purpose of the Program. Notice of such amendment, suspension, or termination will be sent to all affected Recipients and will be effective as of the date set forth in such notice. If the Program is terminated by the Company, Recipients may choose to maintain their Program Accounts with the Program Broker, in which case Recipients will be responsible for all fees and other charges of the Program Broker (including any administrative fees) subsequent to such termination.

The Company and the Program Broker reserve the right to terminate the participation of any Recipient after advance written notice to such Recipient at the most recent address appearing on the Program Broker's records. Recipients are responsible for notifying the Program Broker of any changes in their mailing address.

Recipients may withdraw all Bonus Shares from their Program Accounts at any time by instructing the Program Broker to issue a certificate for all whole shares to the Recipient and to sell all fractional shares in the open market on behalf of the Recipient and deliver the proceeds (less applicable fees and commissions) to the Recipient. Recipients also may withdraw part of their Bonus Shares from the Program by providing appropriate instruc-tions to the Program Broker. Recipients are responsible for all fees and costs associated with both full and partial withdrawals.

Stock Dividends and Stock Splits
--------------------------------

An Enrollment Form directs the Program Broker to credit any stock dividends (including, stock splits, whether or not paid in the form of stock dividends) to the Recipient's Program Account, but only with respect to the Bonus Shares held in the Program Account. Any shares of Common Stock paid on Bonus Shares pursu-ant to a stock dividend or stock split, including fractional shares, automatically will become additional Bonus Shares. Any stock splits and stock dividends paid on shares owned by a Recipient outside of a Program Account will not become additional Bonus Shares, but rather, will be distributed to the Recipient in the usual manner.